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                                                                    Exhibit 23.2

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

   We hereby consent to the inclusion of our letter dated August 12, 1999 to Spinnaker Exploration Company (the "Company") regarding our estimates of proved reserves, future production and income attributable to certain leasehold interests of the Company in this Registration Statement on Form S-1 (the "Registration Statement") of the Company and all references to Ryder Scott Company and/or the reports by Ryder Scott Company entitled, "Estimated Future Reserves and Income Attributable to Certain Leasehold Interests SEC Case as of June 30, 1999 and as of December 31, for the years 1997 and 1998" in this Registration Statement and to the reference to our firm as experts in this Registration Statement.

                                          RYDER SCOTT COMPANY, L.P.

August 26, 1999